Exhibit 99.1

American Midstream Reports Second Quarter 2013
Financial Results, and Announces Equity Restructuring
and Management's Intent to Recommend a Distribution Increase

Partnership Initiates 2013 Financial Guidance

DENVER, CO - August 13, 2013 - American Midstream Partners, LP (NYSE: AMID; American Midstream or the Partnership) today reported financial results for the three and six months ended June 30, 2013. The Partnership reported gross margin for the second quarter of 2013 of $16.9 million, an increase of $5.6 million or 49.6 percent, compared to $11.3 million in the same period of the prior year. For the first six months of 2013, the Partnership reported gross margin of $29.9 million, an increase of $6.1 million or 25.6 percent, compared to $23.8 million in the same period last year. The increase in gross margin for the three and six months ended June 30, 2013 was primarily due to higher gross margin in the Transmission segment as a result of incremental gross margin associated with the April 2013 acquisition of the High Point system, effective April 15, 2013, and additional gross margin in the Gathering and Processing segment due to percent-of-proceeds (POP) and fee-based gross margin associated with the Chatom system, which was acquired on July 1, 2012. The gross margin increase was partially offset by lower natural gas throughput volumes on the Quivira system and into the Burns Point plant and lower realized natural gas liquid (NGL) prices in the Gathering and Processing segment.

Net loss attributable to the Partnership for the three and six months ended June 30, 2013 was $(21.6) million and $(25.2) million, respectively, compared to net income of $2.3 million and $4.0 million for the same periods in 2012. The decrease in net income attributable to the Partnership was primarily a result of the non-cash asset impairment charges on certain non-strategic gathering and processing assets of $17.0 million, which is further discussed below. Net income (loss) attributable to the Partnership includes non-cash gains and losses associated with the change in fair value of derivative instruments of $0.6 million and $0.1 million for the three and six months ended June 30, 2013, respectively, and $3.2 million and $3.5 million for the same periods in 2012.

Adjusted EBITDA for the three and six months ended June 30, 2013 was $5.9 million and $11.1 million, respectively, compared to $4.4 million and $10.6 million for the same periods in 2012. The increase in adjusted EBITDA was primarily attributable to the reasons for the increase in gross margin described above, partially offset by increases in direct operating expenses and selling, general and administrative expenses associated with the acquired Chatom and High Point systems.

Distributable cash flow (DCF) for the three months ended June 30, 2013 was $1.8 million after cash distributions for the Series A convertible preferred units that were issued in April 2013 to High Point Infrastructure Partners, LLC (HPIP), which controls the general partner of American Midstream and is a portfolio company of ArcLight Capital Partners, LLC (ArcLight). DCF for the three months ended June 30, 2013 represents distribution coverage of 0.48 prior to the equity restructuring described below. The second quarter 2013 distribution of $3.7 million, or $0.4325 per common unit and subordinated unit, will be paid on August 14, 2013 to unitholders of record as of August 7, 2013.

DISPOSITION OF NON-STRATEGIC ASSETS

During the second quarter of 2013, management completed an extensive review of the Partnership's assets, following which management proposed to the Board of Directors of the general partner, and the Board of Directors approved, a plan to divest of certain non-strategic gathering and processing assets, which collectively contribute less than one percent to the Partnership's annualized Adjusted EBITDA. Divestiture of the non-strategic assets will allow the Partnership to focus its resources on core assets, development opportunities, and potential drop downs and acquisitions that will drive long-term growth for the Partnership. As a result of the divestiture process, the Partnership recorded non-cash impairment charges of $17.0 million for the three months ended June 30, 2013. Certain of the assets identified for divestiture have been classified as held for sale and their respective financial operations presented as discontinued operations. An impairment charge was recorded for certain assets held for sale as the book value exceeded the fair market value for the assets. For the remaining assets that were identified for divestiture, the Partnership evaluated the assets for impairment using discounted future cash flow taking into consideration current operating and market conditions.

EQUITY RESTRUCTURING

Effective August 9, 2013, American Midstream consummated an equity restructuring with American Midstream GP, LLC (its General Partner), holder of all Incentive Distribution Rights, and HPIP, owner of all outstanding subordinated units. As part of the equity restructuring agreement, American Midstream's 4.5 million subordinated units and previous Incentive Distribution Rights were combined into, and restructured as a new class of Incentive Distribution Rights (referred to herein as the “new IDRs”).   The transaction, which does not require further consents or approvals, was unanimously approved by American Midstream's Board of Directors, on the unanimous approval and recommendation of its Conflicts Committee, which is composed solely of independent directors.

The equity restructuring permanently eliminates American Midstream's subordinated units and previous Incentive Distribution Rights in return for the new IDRs.  Prior to completion of the equity restructuring, American Midstream was required to pay the minimum quarterly distribution of $0.4125 per unit on the subordinated units, or approximately $2 million per quarter, prior to increasing the quarterly distribution on American Midstream's common units.

The prior Incentive Distribution Rights provided for the General Partner to receive increasing percentages (ranging from 13 percent to 48 percent) of incremental cash distributions after American Midstream's unit holders (both common and subordinated) received quarterly distributions ranging from $0.47438 per unit to $0.61875 per unit.  The new IDRs entitle the General Partner to receive 48 percent of any quarterly cash distributions after American Midstream's common unit holders have received the full minimum quarterly distribution ($0.4125 per unit) for each quarter plus any arrearages from prior quarters (of which there are currently none).

In conjunction with the equity restructuring, the Partnership is entitled to receive $12.5 million that was placed in escrow in conjunction with the acquisition in April 2013 by HPIP of American Midstream's subordinated units and General Partner interests.  Once released from escrow, the Partnership will use the funds to repay borrowings on its credit facility. The former owner of the General Partner commenced legal action against the new majority owner of the General Partner in connection with the equity restructuring.  This legal action may result in a delay of the release of the $12.5 million from escrow.  If a delay occurs, and the delay extends beyond September 30, 2013, the new majority owner of the General Partner has agreed to pay $12.5 million to the Partnership to be used to repay borrowings on its credit facility.  Following the release of the $12.5 million from escrow, the former majority owner of the General Partner is entitled to receive warrants to purchase 300,000 of the Partnership's common units with a $0.01 per warrant exercise price. The warrants will be exercisable on the later of 18 months from the completion of the equity restructuring or the date that the volume weighted average closing price of the common units exceeds $25.00 for 30 consecutive trading days.

EXECUTIVE COMMENTARY

"Our second quarter results demonstrate that the April transaction with ArcLight and HPIP is off to a strong start with solid operating results and significant progress on the integration of High Point into American Midstream,” stated Steve

Bergstrom, Executive Chairman, President and Chief Executive Officer. "The relationship with ArcLight continues to deliver meaningful benefits with the equity restructuring announcement today.  The equity restructuring transaction significantly increases our distribution coverage ratio and provides strong incentive for ArcLight to drive long-term, sustainable growth that will benefit our general partner and limited partners.  Due to the improvement in distribution coverage resulting from the equity restructuring, management intends to recommend to the board of directors an increase in the quarterly distribution of three percent to five percent beginning with the distribution for the third quarter 2013."

Bergstrom continued, "As part of the integration plan between American Midstream and High Point, we identified several non-strategic assets for divestiture.  While the potential sale of these assets resulted in a non-cash impairment charge in the second quarter, reducing the number of assets in the partnership will allow us to better focus our efforts on long-term growth opportunities.  Finally, development by HPIP of the strategic midstream infrastructure project in the oil window of the Eagle Ford remains on track, and is expected to commence operations in early 2014.  As stated previously, upon completion of the Eagle Ford project, we believe HPIP will offer us the right to acquire the Eagle Ford asset, and if acquired in a dropdown transaction, the asset would diversify our geographic footprint and provide long-term, fee-based cash flow. Looking ahead, we continue to be very excited about the prospects for American Midstream and our partnership with HPIP and ArcLight that positions us to create long-term value for our unitholders."

SEGMENT PERFORMANCE

Gathering and Processing - The Gathering and Processing segment includes natural gas transportation, gathering, treating, processing, fractionation, and selling or delivering natural gas and NGLs to various markets and pipeline systems.

Segment gross margin for the Gathering and Processing segment was $9.3 million and $18.3 million for the three and six months ended June 30, 2013, respectively, compared to $8.5 million and $17.0 million for the same periods in 2012. The increase in segment gross margin was primarily due to POP and fee-based contracts associated with the Chatom plant, and proceeds from the business interruption claim as a result of Hurricane Isaac, offset by lower volumes on one of the Partnership's offshore pipeline systems and lower realized NGL prices.

Natural gas throughput volumes averaged 261.2 million cubic feet per day (MMcf/d) and 253.0 MMcf/d for the three and six months ended June 30, 2013, respectively, compared to 343.9 MMcf/d and 355.6 MMcf/d for the same periods in 2012. Processed NGLs averaged 43.6 thousand gallons per day (Mgal/d) and 51.4 Mgal/d for the three and six months ended June 30, 2013, respectively, compared to 50.7 Mgal/d and 51.1 Mgal/d for the same periods in 2012. The decrease in throughput was primarily due to lower volumes on the Quivira system and into the Burns Point plant from a producer customer. Processed NGLs decreased primarily as a result of reduced production on the Bazor Ridge system and throughput into the Burns Point plant, offset by increased production from the acquired interest in the Chatom system.

Transmission - The Transmission segment transports and delivers natural gas from producing wells, receipt points, or pipeline interconnects to pipeline or end-use markets. Segment gross margin for the Transmission segment was $7.6 million and $11.6 million for the three and six months ended June 30, 2013, respectively, compared to $2.8 million and $6.8 million for the same periods in 2012. The increase in segment gross margin was primarily due to the contributions of the High Point system.

Total natural gas throughput volumes averaged 689.9 MMcf/d and 567.0 MMcf/d for the three and six months ended June 30, 2013, respectively, compared to 407.8 MMcf/d and 400.6 MMcf/d for the same periods in 2012. The increase of 69.2 percent during the three months ended June 30, 2013 was primarily due to the additional volumes contributed by the High Point system.

DERIVATIVES

The Partnership enters into derivative agreements to hedge exposure to commodity prices associated with natural gas, NGLs, and crude. As of June 30, 2013, approximately 70 percent of the Partnership's exposure to NGL prices, other than ethane, is hedged through the end of 2013. Due to low ethane prices, ethane is hedged at approximately 40 percent for the same time period. Approximately 60 percent of the Partnership's exposure to oil prices is hedged through the end of 2013. Details regarding the Partnership's hedge program are found in its quarterly filings.

During the second quarter, American Midstream entered into a two-year, $100 million LIBOR interest rate swap, effective July 1, 2013, to mitigate the Partnership's exposure to changes in its floating credit facility interest rate.

In addition, during the second quarter the Partnership executed a weather derivative to mitigate hurricane risk in the Gulf Coast in the event a hurricane damages the Partnership's assets or disrupts the production of the Partnership's producer customers. The swap pays up to $10 million if a hurricane classified as category three or higher passes through a contractually pre-determined area of the Gulf of Mexico as confirmed by the National Hurricane Center.

BALANCE SHEET

As of June 30, 2013, the Partnership had $123.7 million borrowed on its senior secured revolving credit facility. On April 15, 2013, the Partnership entered into the fourth amendment to its credit agreement that, among other items, permitted the issuance of the preferred units associated with the ArcLight transaction announced April 15, 2013, modified the leverage ratio covenant to provide the Partnership with operating flexibility, and permanently waived the leverage ratio covenant for the quarters ended December 31, 2012 and March 31, 2013.
CAPITAL EXPENDITURES

For the three months ended June 30, 2013, capital expenditures totaled $4.5 million including growth capital of $3.0 million, maintenance capital expenditures of $1.3 million, and reimbursable project expenditures of $0.2 million.
2013 ADJUSTED EBITDA, DCF, AND GROWTH CAPITAL EXPENDITURE FORECAST

American Midstream forecasts 2013 Adjusted EBITDA in a range of $24 million to $27 million and DCF in a range of $9 million to $12 million, with each range reflecting the benefit of the acquisition of the High Point assets from the closing of the acquisition on April 15, 2013 through the end of the year. The Partnership forecasts 2013 growth capital expenditures, which excludes capital for maintenance and integrity management, of approximately $14 million.

In addition, HPIP forecasts that the growth capital expenditures for the development of the previously announced midstream infrastructure in the Eagle Ford Shale will range from $65 million to $75 million. In May 2013, HPIP entered into a long-term, fee-based agreement to provide midstream services to an independent producer in the oil window of the Eagle Ford in Gonzales County, Texas. Construction of the midstream facilities commenced in the third quarter of 2013, and the facility will commence operations in early 2014.  After several months of consistent operating and financial results, the Partnership expects the asset to be dropped down to American Midstream at the development cost plus a modest rate of return for HPIP.  After the dropdown, American Midstream and HPIP intend to work together to further expand the system based on producer drilling plans, and to pursue future Eagle Ford development.

CONFERENCE CALL

American Midstream will host a conference call and webcast to discuss its second quarter 2013 financial results on Wednesday, August 14, 2013, at 10:00 a.m. Eastern Time. The call may be accessed live at the investor relations section of the American Midstream website at www.AmericanMidstream.com. The call may also be accessed by dialing 877-280-4959 for domestic users or 857-244-7316 for international users. The passcode for both phone numbers is 96924552.

A replay of the audio webcast will be available shortly after the call on American Midstream's website. A telephonic replay will be available through September 14, 2013, by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 16398573.

Non-GAAP Financial Measures

This press release, and the accompanying tables, includes financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “gross margin,” and “distributable cash flow.” The tables attached to this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners, LP.
Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.
Forward Looking Statements

This press release includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words "anticipate,” "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will," "potential," and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed on April 16, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed on May 14, 2013. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2013	2012
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$423	$576
Accounts receivable	3,222	1,958
Unbilled revenue	25,479	21,512
Risk management assets	2,082	969
Other current assets	5,530	3,226
Total current assets	36,736	28,241
Property, plant and equipment, net	282,953	223,819
Noncurrent assets held for sale, net	874	—
Other assets, net	6,380	4,636
Total assets	$326,943	$256,696
Liabilities, Equity and Partners’ Capital
Current liabilities
Accounts payable	$6,183	$5,527
Accrued gas purchases	19,381	17,034
Accrued expenses and other current liabilities	12,826	9,619
Current portion of long-term debt	1,250	—
Risk management liabilities	290	—
Total current liabilities	39,930	32,180
Risk management liabilities	28	—
Asset retirement obligations	34,250	8,319
Other liabilities	188	309
Long-term debt	123,660	128,285
Total liabilities	198,056	169,093
Commitments and contingencies
Convertible preferred units
Series A convertible preferred units (5,143 thousand units issued and outstanding as of June 30, 2013)	91,073	—
Equity and partners’ capital
General partner interest (185 thousand units issued and outstanding as of June 30, 2013 and December 31, 2012)	(129)	548
Limited partner interest (9,209 and 9,165 thousand units issued and outstanding as of June 30, 2013 and December 31, 2012, respectively)	30,310	79,266
Accumulated other comprehensive income	295	351
Total partners’ capital	30,476	80,165
Noncontrolling interests	7,338	7,438
Total equity and partners' capital	37,814	87,603
Total liabilities, equity and partners' capital	$326,943	$256,696

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands, except for per unit amounts)
Revenue	$73,828	$39,487	$133,613	$84,077
Gain on commodity derivatives, net	914	3,835	609	4,103
Total revenue	74,742	43,322	134,222	88,180
Operating expenses:
Purchases of natural gas, NGLs and condensate	57,396	27,942	104,698	58,711
Direct operating expenses	7,121	3,194	11,923	6,079
Selling, general and administrative expenses	4,588	3,668	8,013	6,997
Equity compensation expense	1,097	467	1,485	798
Depreciation and accretion expense	6,698	5,092	12,344	10,218
Total operating expenses	76,900	40,363	138,463	82,803
Gain on involuntary conversion of property, plant and equipment	—	—	343	—
Gain on sale of assets, net	—	117	—	122
Loss on impairment of property, plant and equipment	(15,232)	—	(15,232)	—
Operating (loss) income	(17,390)	3,076	(19,130)	5,499
Other expense:
Interest expense	(2,190)	(825)	(3,921)	(1,582)
Net (loss) income from continuing operations	$(19,580)	$2,251	$(23,051)	$3,917
Discontinued operations
(Loss) gain from operations of disposal groups	$(1,869)	$76	$(1,796)	$101
Net (loss) income	$(21,449)	$2,327	$(24,847)	$4,018
Net income attributable to noncontrolling interests	$188	$—	$343	$—
Net (loss) income attributable to the Partnership	$(21,637)	$2,327	$(25,190)	$4,018
General partners' interest in net (loss) income	$(428)	$46	$(498)	$80
Limited partners’ interest in net (loss) income	$(21,209)	$2,281	$(24,692)	$3,938
Limited partners’ net (loss) income from continuing operations per unit (basic)	$(4.00)	$0.24	$(4.39)	$0.42
Limited partners’ net (loss) income per unit (basic)	$(4.20)	$0.25	$(4.58)	$0.43
Weighted average number of units used in computation of limited partners’ net (loss) income per unit (basic)	9,198	9,107	9,183	9,100
Limited partners’ net (loss) income from continuing operations per unit (diluted)	$(4.00)	$0.24	$(4.39)	$0.41
Limited partners’ net (loss) income per unit (diluted)	$(4.20)	$0.25	$(4.58)	$0.43
Weighted average number of units used in computation of limited partners’ net (loss) income per unit (diluted)	9,198	9,276	9,183	9,263

American Midstream Partners, LP and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
	(in thousands)
Cash flows from operating activities
Net (loss) income	$(24,847)	$4,018
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and accretion expense	12,344	10,283
Amortization of deferred financing costs	614	284
Amortization of weather derivative premium	95	—
Unrealized loss (gain) on derivative contracts	245	(3,494)
Unit based compensation	1,460	798
OPEB plan net periodic cost (benefit)	(37)	(41)
Gain on involuntary conversion of property, plant and equipment	(343)	—
Gain on sale of assets, net	—	(122)
Loss on impairment of property, plant and equipment	15,232	—
Loss on impairment of noncurrent assets held for sale	1,807	—
Changes in operating assets and liabilities, net:
Accounts receivable	2,365	(55)
Unbilled revenue	(2,522)	5,656
Risk management assets	(1,134)	—
Other current assets	(255)	1,013
Other assets, net	(62)	(41)
Accounts payable	3,639	(160)
Accrued gas purchases	2,347	(5,264)
Accrued expenses and other current liabilities	832	(1,769)
Other liabilities	(121)	(135)
Net cash provided in operating activities	11,659	10,971
Cash flows from investing activities
Additions to property, plant and equipment	(12,516)	(2,384)
Proceeds from disposals of property, plant and equipment	—	122
Insurance proceeds from involuntary conversion of property, plant and equipment	482	—
Funds held in escrow	—	(5,500)
Net cash used in investing activities	(12,034)	(7,762)
Cash flows from financing activities
Unit holder contributions	—	13
Unit holder distributions	(7,805)	(8,031)
Issuance of Series A convertible preferred units, net	14,393	—
Net distributions to noncontrolling interest owners	(443)	—
LTIP tax netting unit repurchase	(339)	(88)
Payments for deferred debt issuance costs	(1,315)	(926)
Payments on other debt	(1,139)	—
Borrowings on other debt	1,495	—
Payments on long-term debt	(56,546)	(25,350)

Borrowings on long-term debt	51,921	31,340
Net cash provided (used) in financing activities	222	(3,042)
Net (decrease) increase in cash and cash equivalents	(153)	167
Cash and cash equivalents
Beginning of period	576	871
End of period	$423	$1,038
Supplemental cash flow information
Interest payments	$3,017	$1,043
Supplemental non-cash information
(Decrease) increase in accrued property, plant and equipment	$(5,769)	$66
Receivable for reimbursable construction in progress projects	$—	$610
Net assets contributed in exchange for the issuance of Series A convertible preferred units	$59,994	$—
Fair value of Series A Units in excess of net assets received	$15,612	$—
Accrued unitholder distribution for Series A Units	$2,146	$—

American Midstream Partners, LP and Subsidiaries
Reconciliation of Net (loss) income attributable to the Partnership to Adjusted EBITDA to Distributable Cash Flow
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)
Net (loss) income attributable to the Partnership	$(21,637)	$2,327	$(25,190)	$4,018
Add:
Depreciation and accretion expense	6,733	5,124	12,411	10,283
Interest expense	1,581	825	3,080	1,582
Debt issuance costs	403	—	1,315	—
Unrealized (gain) loss on derivatives, net	(236)	(3,171)	245	(3,494)
Non-cash equity compensation expense	1,097	467	1,485	798
Transaction expenses	1,080	—	1,422	—
Loss on impairment of property, plant and equipment	15,232	—	15,232	—
Loss on impairment of noncurrent assets held for sale	1,807	—	1,807	—
Deduct:
COMA income	146	955	252	2,161
Straight-line amortization of put costs (1)	30	111	57	223
OPEB plan net periodic benefit	18	20	36	41
Gain on involuntary conversion of property, plant and equipment	—	—	343	—
Gain on sale of assets, net	—	117	—	122
Adjusted EBITDA	$5,866	$4,369	$11,119	$10,640
Deduct:
Cash interest expense (2)	$1,557	$682	$3,039	$1,298
Normalized maintenance capital (3)	1,104	875	2,145	1,750
Normalized integrity management (4)	370	375	544	750
Series A Convertible Preferred payment (5)	1,074	—	1,074	—
Distributable Cash Flow	$1,761	$2,437	$4,317	$6,842

(1)	Represents straight-line amortization of the cost of commodity put contracts over the life of the contract.

(2)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

(3)	Represents estimated annual maintenance capital expenditures of $4.5 million which is what the Partnership expects to be required to maintain the Partnership's assets over the long term.

(4)	Represents estimated integrity management costs over the seven year mandatory testing cycle net of integrity management costs that are expensed in direct operating expenses.

(5)	Calculated on a pro-rata basis for the number of days the Series A unites were outstanding during the second quarter of 2013.

American Midstream Partners, LP and Subsidiaries
Segment Operating Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(in thousands except operational data)
Segment Financial and Operating Data:
Gathering and Processing segment
Financial data:
Revenue (a)	$49,175	$28,218	$94,297	$59,670
Gain on commodity derivatives, net	914	3,835	609	4,103
Total revenue	50,089	32,053	94,906	63,773
Purchases of natural gas, NGLs and condensate (a)	40,366	20,278	77,067	42,670
Direct operating expenses (a)	3,565	2,069	6,982	3,871
Other financial data:
Segment gross margin (b)	$9,340	$8,468	$18,340	$17,012
Operating data:
Average throughput (MMcf/d)	261.2	343.9	253.0	355.6
Average plant inlet volume (MMcf/d)	112.3	143.1	104.3	145.8
Average gross NGL production (Mgal/d)	43.6	50.7	51.4	51.1
Average gross condensate production (Mgal/d)	45.2	5.8	44.7	6.0
Average realized prices:
Natural gas ($/Mcf)	$4.37	$2.45	$4.06	$2.60
NGLs ($/gal)	0.82	1.09	0.85	1.22
Condensate ($/gal)	2.25	2.51	2.32	2.54
Transmission segment
Financial data:
Total revenue	$24,653	$11,269	$39,316	$24,407
Purchases of natural gas, NGLs and condensate	17,030	7,664	27,631	16,041
Direct operating expenses	3,556	1,125	4,941	2,208
Other financial data:
Segment gross margin (b)	$7,583	$2,786	$11,581	$6,803
Operating data:
Average throughput (MMcf/d)	689.9	407.8	567.0	400.6
Average firm transportation - capacity reservation (MMcf/d)	680.9	661.1	724.6	711.2
Average interruptible transportation - throughput (MMcf/d)	110.3	77.4	119.7	67.0

(a)	Gain (loss) on discontinued operations impacts our Gathering and Processing segment.

(b)
Segment gross margin for our Gathering and Processing segment consists of revenue, realized gain (loss) on commodity derivatives less construction, operating and maintenance agreement (“COMA”) income, less purchases of natural gas, NGLs and condensate. Segment gross margin for our Transmission segment consists of revenue, less COMA income, less purchases of natural gas. Gross margin consists of the sum of the segment gross margin amounts for each of these segments. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income or cash flow from operations as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner. Effective October 1, 2012, we changed our segment gross margin measure to exclude COMA income. For the three months ended June 30, 2013 and 2012, less than $0.1 million and $0.5 million in COMA income was excluded from our Gathering and Processing segment gross margin, respectively and less than $0.1 million and $0.7 million in COMA income was excluded from our Transmission segment gross margin, respectively. For the six months ended June 30, 2013 and 2012, less than $0.1 million and $0.5 million in COMA income was excluded from our Gathering and Processing segment gross margin, respectively and less than $0.1 million and $0.7 million in COMA income was excluded from our Transmission segment gross margin, respectively.

Appendix A

Note About Non-GAAP Financial Measures
Gross margin, adjusted EBITDA and distributable cash flows are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.
You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.
We define adjusted EBITDA as net income, plus interest expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring including debt issuance costs, transaction costs, and losses on the impairment of property, plant and equipment, less interest income, unrealized gains on commodity derivative contracts, construction, operating and maintenance agreement (COMA) income, amortization of commodity put purchase costs and selected gains that are unusual or nonrecurring such as the benefit of our other post-employment benefit plan (OPEB), gains on the sale of assets, and gains on the involuntary conversion of property, plant and equipment. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.
We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense, integrity management costs, maintenance capital expenditures, and preferred dividends. The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.
Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations, realized gain (loss) on commodity derivatives less COMA less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.
We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less COMA, less the cost of natural gas purchased in connection with fixed-margin arrangements.
We define gross margin as the sum of our segment gross margin for our Gathering and Processing and Transportation segments.